Exhibit 10.65
                              July  12,  1996



VIA  FACSIMILE  AND  FEDERAL  EXPRESS

Malvin  Algood,  Chief  Executive  Officer
General  Acceptance  Corporation
5015  West  State  Road  46,  Suite  N
Bloomington,  Indiana  47404

     Re:    Loan  and  Security  Agreement  with  General  Electric  Capital
Corporation

Dear  Al:

     Reference is made to that certain Loan and Security Agreement dated as of May 1, 1992, as amended, between Borrower and Lender (the "Loan Agreement") and to the Forbearance Agreement executed by the parties in the form of a letter dated March 20, 1996 (the "Forbearance"), as amended, (together, the "Agreement"). All terms used in this letter without definition shall have the meaning given to such terms in the Agreement.

     Pursuant to prior conversations, Lender agrees to amend the Forbearance as follows:

     Exhibit E (Delinquency and Losses) of the Forbearance is hereby deleted in its entirety and a new Exhibit E (attached hereto) substituted therefore.

     All other terms and conditions of the Agreement shall remain in full force and effect.

                              Very  truly  yours,

                              General  Electric  Capital  Corporation



                              By:                /s/      J.  Bolger
                                              Its: Authorized Representative

ACKNOWLEDGED  AND  AGREED:

General  Acceptance  Corporation



By:          /s/  M.  L.  Algood
Its:  Chairman  and  Chief  Executive  Officer

                                 Exhibit E


                           Delinquency and Losses


       Borrower's Rolling Average Delinquency as defined in subsection (G) of
Section 14.2 of the Agreement, shall not exceed seven percent (7%) in the measurement period beginning July 1, 1996 through December 31, 1996. Until the first six calendar months have elapsed, the Rolling Average Delinquency shall be computed for the actual number of calendar months which have expired.

     Borrower's  Rolling  Average  Charge-Off, as defined in subsection (H) of
Section 14.2 of the Agreement, shall not exceed one and one quarter percent (1.25%) in the measurement period beginning on July 1, 1996 through December 31, 1996. Until the first six calendar months have elapsed, the Rolling Average Charge-Off shall be computed for the actual number of calendar months which have expired.